Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the foregoing Registration Statement on Form S-1 (Registration No. 333-_____) of our report dated March 25, 2020, relating to the consolidated financial statements of Bone Biologics Corporation as of December 31, 2020 and 2019 and for the years then ended which appear in Bone Biologics Corporation’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission on March 25, 2020. We also consent to the reference to our firm under the caption “Experts”.

Weinberg & Company, P.A.

Los Angeles, California

June 28, 2021